Exhibit 99.1

PetroShare Corp. Provides Q1 Operational Update

ENGLEWOOD, CO—(February 7, 2017) -  PetroShare Corp. (OTCQB: PRHR) today announced its development plans for the first half of 2017.  The Company plans to use the majority of the net proceeds of approximately $9.0 Million from its recently up-sized private offering for completion expenses associated with its non-operated well projects, to initiate location construction and drilling operations on its Shook Pad and pursue additional leasing and acquisition opportunities.

The Company exited 2016 with approximately 300 BOE/D net production to its interest with its vertical operated wells contributing approximately 75 BOE/D and 3 gross (0.41 net) recently completed and still in the clean-up phase, non-operated horizontal wells producing the remaining 225 BOE/D net of royalty burdens.  Additional production is expected in early 2017 following completion of additional wells in which the Company is participating as a non-operator.

Fracture stimulation operations are underway on the 14 gross (2.46 net) well Jacobucci Pad in which the Company has a non-operated working interest ranging from 8.6% to 26.5% per well. Based on discussions with the operator, the Company anticipates that the Jacobucci wells will be completed and in early stages of flow-back and production over the next 60 to 120 days.  The Jacobucci wells are all mid-length laterals (approximately 7,000 ft. of gross production interval) comprised of Niobrara B & C and Codell Sandstone zones.

In addition, the Company has ordered certain longer lead time equipment for its initial operated 14-well Shook Pad drilling program and is finalizing plans to build location in preparation for drilling operations estimated to commence in the next 60 to 90 days. The Company currently has a total of 22 horizontal well permits and has received regulatory spacing approval for its South Brighton Lakes Pad which is designed to hold 8 extended length (2 mile) horizontal Niobrara and Codell laterals. The Company is actively pursuing additional permitting on its acreage holdings in Adams County, Colorado.

Frederick J. Witsell, President commented, “We are pleased with the early production results and the rapid pace of development of our non-operated assets in the Southern Core of the Wattenberg Field.  Our core area is seeing increasing development and infrastructure build-out and we are focused on gearing up for our own operational activity on the Shook Pad.  Offset well performance has been impressive in the Todd Creek Farms area as the newest generation of completion designs are being applied across the multiple producing formations in the field.”

Stephen J. Foley, CEO stated, “We believe that we have reached a critical point in the Company’s growth as the anticipated revenue from our current net production will exceed our current monthly general and administrative costs.  We will continue to adhere to our disciplined approach to costs and overhead control as we transition from the acquisition and start-up phase in the Company’s history to an operating Company with material production volumes expected to result in positive EBITDA growth. We remain focused as a pure play DJ Basin company with an increasing inventory of quality assets to be developed.”

About PetroShare Corp.

PetroShare Corp. is an independent oil and natural gas exploration and development company that targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara/Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado. For more information, visit www.PetroShareCorp.com

Caution Concerning Forward-Looking Statements

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as of the date of this release, PetroShare’s estimates, forecasts, projections, expectations or beliefs as to certain future events and results. These forward-looking statements include, among others, statements regarding the benefits that PetroShare expects from transactions and plans and objectives of management for future operations. Forward-looking statements and information are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information.

Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, receipt of working capital, actions of third parties over which we have no control, the level of success in exploration, development and production activities, possible defects in title to properties, fluctuations in the market price of crude oil and natural gas, industry risks, possible federal and/or state initiatives related to regulation of hydraulic fracturing, risks related to permitting and the projected timeframes to receive the necessary permits, environmental risks and hazards, uncertainty as to calculation of crude oil and natural gas resources and reserves and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. PetroShare undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

Investor Relations Contacts

Company
Steve Devanney
303-367-1667
Email: sdevanney@petrosharecorp.com
Web: www.PetroShareCorp.com